UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of theSecurities Exchange Act of 1934

Date of Report:  November 18, 2010
(Date of earliest event reported)

CLEARFIELD, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

5480 Nathan Lane North, Suite 120, Plymouth, MN 55442
(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 though 4 and 6 through 8 are not applicable and therefore omitted.

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements Of Certain Officers.

FY 2011 Cash Bonus Program

On November 18, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Clearfield, Inc. (the “Company”) recommended, and the Board of Directors adopted, the 2011 cash bonus program (the “Program”) for company employees.  Among the employees participating in the Program are the Company’s current executive officers (the “Executives”): Cheryl P. Beranek, Chief Executive Officer; John P. Hill, Chief Operating Officer; and Bruce G. Blackey, Chief Financial Officer.  The Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives and other employees outside the Program.

The performance goal under the Program relates to the Company’s achievement at the end of fiscal year 2011 of net income from continuing operations, excluding taxes, interest income or expense, income, gain or loss from the rental of the Company’s Aberdeen, South Dakota property and any bonus amounts (“ICO”).  The Committee also established minimum, target and maximum performance goals relating to ICO and the methodology for calculating a bonus pool available for awards to all participants in the Program based upon achievement of certain levels of ICO.  The cash bonus pool relating to ICO for fiscal year 2011 will be adjusted if the Company’s financial performance either exceeds or is less than the target level.  A portion of the bonus pool based upon ICO is allocated to payments to the Executives and certain other key employees.   Achievement of ICO at less than target level will result in a decreasing bonus pool and bonus to the Executives until the achievement fails to meet the minimum performance goals, at which point the Executive is entitled to no bonus relating ICO.

Payouts of the cash bonus will be made following the Committee’s determinations at the end of the fiscal year to those Executives who continue to be employed as of the end of the fiscal year.

The following table shows the bonus that may be earned under the Program by the Executives as a percentage of each of their respective fiscal year 2011 annual base salaries at the target and maximum level of the Company’s achievement of ICO for fiscal year 2011.

	2011 Cash Bonus Program
Name of Executive	% of SalaryFor FY 2011 Target ICO	% of Salary For FY 2011 Maximum ICO
Cheryl P. Beranek	60%	150%
Johnny Hill	60%	150%
Bruce G. Blackey	40%	75%

FY 2011 Base Salaries

On November 18, 2010, the Committee approved fiscal year 2011 base salaries for the Executives as follows: Ms. Beranek, $258,750; Mr. Hill, $207,000; and Mr. Blackey, $150,696.

Adoption of Tax Gross-Up Plan

On December 16, 2008, the Company entered into employment agreements with each of Cheryl P. Beranek and John P. Hill.  The employment agreements provide that that if any payment to the executive under the employment agreement would be subject to an excise tax, the executive officer may be entitled to receive an additional payment under an excise tax gross-up payment plan provided to senior executives of the Company. Under certain circumstances, executive compensation or severance arrangements that are triggered by a change in control may trigger the excise tax provisions of Section 4999 of the Internal Revenue Code.

On November 18, 2010, the Committee recommended, and the Board of Directors approved, the Code 280G Tax Gross Up Payment Plan (the “Plan”) in order to fulfill the Company’s obligation under the employment agreements.  The Plan requires the Company to reimburse the executive, on an after-tax basis, for any excise taxes payable by the executive pursuant to Section 4999 of the Internal Revenue Code with respect to any payments under the employment agreements.  The Plan also sets out procedures for determining the amount of the tax gross-up payment and resolving any disputes relating to the payment or payment obligation, as well the process and timing for any payments required by the Plan.

The Plan may be amended from time to time by the Board of Directors of the Company.  However, no amendment that adversely affects any executive whose employment agreement provides for a tax gross-up payment governed by the Plan will be effective unless each such executive consents in writing to such amendment.  The Plan shall terminate at such time as all employment agreements between the Company and any executive that provides for a tax gross-up payment governed by the Plan terminate or expire in accordance with their respective terms without further liability for the tax gross-up payment.

The foregoing summary of the Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the Plan, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02.

Life Insurance Benefit

On November 18, 2010, the Committee approved a term life insurance benefit for Cheryl P. Beranek and John P. Hill.  The Company will pay premiums on behalf of Ms. Beranek and Mr. Hill for a life insurance policy with death benefits payable to beneficiaries selected by Ms. Beranek and Mr. Hill, respectively.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Clearfield, Inc. Code 280G Tax Gross Up Payment Plan Adopted November 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By	/s/ Cheryl P. Beranek
Dated: November 22, 2010		Cheryl P. Beranek, Chief Executive Officer